Exhibit 99.1

ClubCorp Promotes Mark A. Burnett to President and Chief Operating Officer

DALLAS, July 14, 2016, – ClubCorp – The World Leader in Private Clubs® (NYSE: MYCC) – today announced the promotion of Mark A. Burnett to the position of President and Chief Operating Officer. He will continue to report to ClubCorp’s CEO, Eric Affeldt.

Announcing the appointment, Affeldt said, “Mark’s promotion to President is the result of his excellent performance and contributions to the Company during his tenure and demonstrates our commitment to developing talent and promoting from within. The Board and I feel fortunate to have someone of Mark’s skill and industry experience as we continue to pursue our growth strategies and drive the Company’s operational and financial performance. I look forward to working with Mark in his expanded role and responsibilities, which will also allow me to devote more time to business development and our strategic initiatives.”

As Chief Operating Officer, Burnett led the successful acquisition, integration and reinvention of Sequoia Golf, the largest acquisition in the Company’s history. He has also led efforts and has overseen the acquisition of 25 additional acquired golf and country clubs and the reinvention of 55 legacy golf and country and business clubs during his career with ClubCorp.

Burnett joined ClubCorp in 2006 and brings over 25 years of experience managing and operating private clubs. Burnett was promoted to Chief Operating Officer in October 2013, and was previously Executive Vice President of Golf & Country Clubs. Prior to joining ClubCorp, Burnett held titles of Executive Vice President and Chief Operating Officer at American Golf Corporation, and President and Chief Executive Officer, Chief Operating Officer and Vice President of Golf Operations at KSL Fairways Golf Corporation.

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Exhibit 99.1

About ClubCorp (NYSE: MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. ClubCorp owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 26 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.

SOURCE ClubCorp Holdings, Inc.

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